UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report March 22, 2022
(Date of earliest event reported)

Enservco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14133 County Road 9½
Longmont, Colorado 80504

(Address of principal executive offices) (Zip Code)

(303) 333-3678
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.005 par value	ENSV	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02.         Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 22, 2022, Enservco Corporation (the “Company”), in consultation with the Audit Committee of its Board of Directors, concluded that the Company’s previously issued condensed consolidated financial statements as of and for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 (collectively, the “Relevant Periods”) should no longer be relied upon largely because of the Company’s accounting for a conversion of debt to equity with a related party, in addition to misinterpretation of eligibility for certain employee retention tax credits under relevant provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), as discussed below. The Company intends to amend its Quarterly Reports on Form 10-Q for the Relevant Periods to reflect restatements of its condensed consolidated financial statements for the Relevant Periods. These restatements will have no impact on the Company’s revenues, operating expenses, loss from operations or Adjusted EBIDTA for the Relevant Periods.

Employee Retention Tax Credits

The errors in the condensed consolidated financial statements as of and for the quarters ended June 30, 2021 and September 30, 2021 relate to the Company’s recognition of certain payroll tax credits (“Employee Retention Credits”) under relevant provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). During the second quarter of 2021, the Company amended payroll tax returns originally filed for the third and fourth quarters of 2020 in order to claim refundable Employee Retention Credits for those periods. Enservco reported such refundable Employee Retention Credits as other receivables on each of its balance sheets for the quarters ended June 30, 2021 and September 30, 2021, and the amounts were reflected as other income in the Company’s condensed consolidated statements of operations for the quarter ended June 30, 2021.

In consultation with Plante & Moran, PLLC, the Company’s independent registered public accounting firm, and with the Company’s independent tax consultants, the Company has determined that it was not eligible for a portion of the Employee Retention Credits due to the aggregation of eligible employees at the Company and its subsidiaries. As a result, the Company determined that it improperly recorded accounts receivable of approximately $304,000 during the quarter ended June 30, 2021 related to Employee Tax Credits to which it was not entitled, and recognized such amount in other income in the Company’s condensed consolidated statements of operations for such quarter.

Cash reflected on the Company’s condensed consolidated balance sheets for the quarters ended June 30, 2021 and September 30, 2021 was not impacted by the error because the Company did not receive cash payments for the ineligible Employee Tax Credits until the first quarter of 2022.

Loss Attributable to Conversion of Subordinated Debt and Warrant Issuance

On February 3, 2021, Cross River Partners, L.P., a related party, converted subordinated debt in the principal amount of $1.25 million and $62,000 in accrued interest into 601,674 shares of Company common stock. In connection with such conversion, the Company issued a warrant to Cross River Partners, L.P. to purchase up to 150,418 additional shares of Company common stock in the future at an exercise price of $2.507 per share. At the time, the Company did not record a loss on the debt conversion and recorded the transaction through equity. This transaction is similar to the conversion that was done with Cross River Partners, L.P. in the third quarter of 2020 that was correctly accounted for through equity as the conversion resulted in a gain, However, the combination of the fair value of the common stock and warrant provided in this transaction resulted in a loss. The Company has since determined that the debt conversion in conjunction with the warrant issuance resulted in a loss of $304,000, which should have been reflected on the Company’s consolidated statement of operations for the quarter ended March 31, 2021.

Restatements

The errors described above are not related to operating matters, and adjustments to correct the errors will have no impact on revenues, operating expenses or loss from operations as reflected on the Company’s condensed consolidated statement of operations for the Relevant Periods. Further, the adjustments to correct the errors will have no impact on Adjusted EBITDA, which is an important non-GAAP reporting metric presented by the Company and used by analysts and investors in evaluating Company performance. Nonetheless, the Company has determined that these changes have a material impact on the as filed condensed consolidated financial statements for the Relevant Periods. As soon as practicable, the Company intends to amend its Quarterly Reports on Form 10-Q for the Relevant Periods to reflect restatements of its condensed consolidated financial statements for the Relevant Periods.

The Audit Committee of the Company’s Board of Directors has discussed the matters disclosed in this Item 4.02 with Plante & Moran, PLLC, the Company’s independent registered public accounting firm.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 28, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 25, 2022.

Enservco Corporation

By:	/s/ Richard A. Murphy
Richard A. Murphy, Executive Chairman